Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into as of January 2nd, 2024 (the "Effective Date"), by and between PDM 930 Unit, LLC, a Delaware limited liability company ("Landlord"), and Aerovate Therapeutics, Inc., a Delaware corporation ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of August 6, 2021 (the "Lease"), relating to premises containing 5,003 square feet located on a portion of the mezzanine floor of the building with an address of 920, 930 and 940 Winter Street, Waltham, Massachusetts (the "Building") as such premises is more particularly described in the Lease (the "Premises"). The Term of the Lease is currently scheduled to expire on November 30, 2024.

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term for a period of thirteen (13) months and to amend other terms of the Lease as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, Landlord and Tenant hereby agree as follows:

I. Recitals. The foregoing recitals are true and correct and are incorporated as part of the agreement of the parties.

2.Definitions. Capitalized terms used in this Amendment but not defined here shall have the meaning ascribed to such terms in the Lease.

3.Extension. The Term of the Lease is hereby extended for an additional term of thirteen (13) months commencing on December 1, 2024 (the "Extension Term Commencement Date") and expiring on December 31, 2025 (which shall be the new "Term Expiration Date"). The period commencing on December 1, 2024 and ending on December 31, 2025 shall be referred to herein as the "First Extension Term". Except as otherwise expressly set forth in this Amendment, Tenant's lease of the Premises during the First Extension Term shall be on all of the terms and conditions of the Lease in effect immediately before the Extension Term Commencement Date.
a.During the First Extension Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the term, pursuant to the following schedule, and otherwise in accordance with the terms of the Lease:

p
Period	Annual Base Rent	Monthlv Base Rent
12/1/2024- 12/31/2025 (13- month period)	$230,138.00 per annum ($46.00 per rentable square foot)	$19,178.17

b.During the First Extension Term, Tenant shall pay as Additional Rent to Landlord Tenant's Pro Rata Share of Taxes in excess of Taxes attributable to the Tax Base Year and Tenant's Pro Rata Share of all Operating Expenses in excess of the Operating Expenses attributable to the Operating Expense Base Year, and all other Additional Rent due pursuant to the terms of the Lease, each in accordance with the terms of the Lease.
4.Termination of Option to Extend. The Option to Extend set forth in Article 22 of the Lease is hereby terminated. Accordingly, Article 22 is hereby deleted and declared null and void and Tenant shall have no further rights to extend or renew the Lease Term.
5.As-Is. The Premises are being leased in their "as-is" condition without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant's occupancy of the Premises during the First Extension Tenn, except as may be expressly required by the terms of the Lease.
6.Ratification. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. Each party hereby warrants and represents that, to the best of its knowledge (i) as of the date hereof the parties have complied with all of the terms and conditions of the Lease, (ii) Tenant has no rights to any credit, claim, cause of action, offset or similar charge against Landlord or the Annual Base Rent existing as of the date hereof, and (iii) without Landlord's prior written consent there have been no assignees, sublessees or transferees of the Lease, or any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Amendment shall be deemed to have been executed and delivered within The Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of The Commonwealth of Massachusetts. Each party has cooperated in the drafting and preparation of this Amendment and, therefore, in any construction to be made of this Amendment, the same shall not be construed against either party. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
7.Brokerage. Tenant and Landlord each represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Amendment, except CBRE New England (the "Broker") who will be compensated by the Landlord per a separate agreement. Each party covenants to defend (by counsel reasonably acceptable to the indemnified party), pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent (other than the Broker), with respect to this Amendment or the negotiation thereof arising from a breach of the foregoing warranty.

8.Miscellaneous. This Amendment (a) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (b) is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts; (c) is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns; and (d) may be executed by facsimile or other electronic means and when so executed such facsimile or electronic signatures shall be deemed originals for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective Date.

LANDLORD:

PDM 930 UNIT, LLC

By: PD Winter Street, LLC, its sole member

By: /s/ Paul R. Marcus

Name: Paul R. Marcus

Title: Member of the Executive Committee

AEROVATE THERAPEUTICS, INC.

By: /s/ Benjamin T. Dake

Name: Benjamin T. Dake

Title: President

By: /s/ George Eldridge

Name: George Eldridge

Title: Treasurer